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Frontier Airlines Receives Commitment for
Debtor in Possession Financing

Republic Airways Holdings commits to $40 million

DENVER (March 5, 2009) – Frontier Airlines Holdings, Inc. today announced that it has received a firm commitment for $40 million in post-petition debtor-in-possession (DIP) financing from Republic Airways Holdings, Inc., an airline holding company based in Indianapolis, Ind. The DIP facility is subject to bankruptcy court approval and other pre-closing conditions.

“Since filing for Chapter 11 protection, we have lowered our unit costs, right-sized the operation to adjust for a challenging economic climate, improved our unit revenue performance and customer product satisfaction with the introduction of AirFairs and maintained sufficient liquidity to execute upon our business plan,” said Sean Menke, Frontier President and Chief Executive Officer. “This financing commitment is a tremendous vote of confidence in the Company’s plan and validates our employees’ significant efforts during the restructuring. This new DIP facility refinances the existing DIP loan that matures in April 2009, increases the available financing compared to the expiring DIP loan and preserves our financial stability as we seek a plan sponsor to emerge from bankruptcy later this year.”

Upon court approval, Republic will provide immediate funding of $40 million to refinance the expiring DIP facility and to support Frontier’s additional working capital needs.  Furthermore, as a condition to the loan, Frontier has agreed to allow Republic a stipulated damage claim in the amount of $150 million.

"The employees and management team at Frontier deserve a lot of respect for their comprehensive efforts to restructure their airline amid very difficult economic circumstances," said Republic President and Chief Executive Officer Bryan Bedford.  "We believe Frontier is on the right path to emerge from bankruptcy this summer as a very efficient, low-cost airline."

Frontier and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 10, 2008. The Company received a total of $30 million in DIP funding from Republic as well as Credit Suisse Securities and AQR Capital in August 2008. The Company will retire that debt by the end of March.

About Republic Airways Holdings, Inc.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 99 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Midwest Connect, United Express and US Airways Express. The airlines currently employ approximately 4,400 aviation professionals and operate 235 regional jets.

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing more than 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In addition, Frontier and AirTran Airways operate a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2008.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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